Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 15, 2019
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports First Quarter 2019 Net Income of $89.1 million,
An Increase of 9% Over Prior Year Quarter

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $89.1 million or $1.52 per diluted common share for the first quarter of 2019, an increase in diluted earnings per share of 13% compared to the prior quarter and 9% compared to the first quarter of 2018.

Highlights of the First Quarter of 2019:

•
Net interest margin increased by nine basis points from the prior quarter as the yield on earning assets increased by 16 basis points partially offset by a seven basis point increase on the rate paid on interest bearing liabilities.

•	Total loans increased by $394 million from the prior quarter.

•	Total deposits increased by $710 million from the prior quarter.

•	Non-performing assets to total assets declined by one basis point and now comprise 0.43% of total assets.

•	Recorded nine basis points of annualized net charge-offs down from 12 basis points in the prior quarter.

•	Market and interest rate volatility resulted in the following items impacting first quarter 2019 pre-tax earnings:

◦	An $8.7 million negative fair value adjustment recognized on mortgage servicing rights related to changes in valuation assumptions.

◦	Recognized unrealized gains on equity securities of $1.4 million.

◦	Recognized a $464,000 foreign currency remeasurement gain, primarily related to changes in the Canadian currency.

•	Incurred a $1.0 million non-tax-deductible settlement recorded within miscellaneous non-interest expense.

•
Mortgage banking revenue declined by $6.0 million primarily due to lower production revenue and mortgage servicing rights capitalization as mortgage originations for sale totaled $678.5 million in the first quarter of 2019 as compared to $927.8 million in the fourth quarter of 2018.

•	Opened branches in Naples, Florida and the Fulton Market neighborhood of Chicago, as well as completed the acquisition of a Milwaukee branch from PyraMax Bank, FSB.

•	Announced an agreement to buy Rush-Oak Corporation, the parent company of Oak Bank.

Edward J. Wehmer, President and Chief Executive Officer, commented, "Wintrust reported net income of $89.1 million for the first quarter of 2019, up from $79.7 million in the fourth quarter of 2018. The Company experienced strong balance sheet growth as total assets were $1.1 billion higher than the prior quarter end and $3.9 billion higher than the first quarter of 2018. The first quarter was characterized by net interest margin expansion, loan and deposit growth, stable credit quality, market volatility impacting the mortgage division and cost control."

Mr. Wehmer continued, "Net interest margin for the Company increased considerably as earning assets benefited from the increase in short term interest rates in late 2018. Additionally, the Company managed deposits costs which continued to moderate as the rate paid on interest bearing deposits increased by nine basis points from the prior quarter or a calculated beta of 36% on the December 2018 rate hike. While this quarter demonstrates the benefit of Wintrust having maintained a rate sensitive position, the Company has taken action in recent quarters to reduce the asset sensitivity of its balance sheet given the recent increase in rates. Given the shape of the interest rate curve and projected interest rate environment, we expect some pressure on net interest margin in the upcoming quarter. Growing low cost deposits in our market area remains a significant focus of the Company which we believe will be the key in mitigating net interest margin compression."

Mr. Wehmer added, "We experienced strong loan growth in our commercial and commercial premium finance receivables portfolios during the first quarter, increasing our total loans outstanding by $394 million. Our loan pipelines remain consistently strong, and reflect opportunities to continue to grow loans across most of our portfolio segments. Deposits grew by $710 million in the first quarter, lowering our loans to deposits ratio to 90.3%. We expect that we will be able to grow our retail and commercial deposit base while further supplementing deposit growth with deposits generated from the 1031 exchanges facilitated by our Chicago Deferred Exchange Company subsidiary."

Commenting on credit quality, Mr. Wehmer noted, "During the first quarter of 2019, the Company continued its practice of addressing and resolving non-performing credits in a timely fashion. Total non-performing assets increased slightly by $1.0 million during the first quarter, but declined to 0.43% of total assets. Non-performing loans increased by $4.4 million while other real-estate owned declined by $3.3 million during the quarter. Additionally, near-term 60 to 89 day delinquent loans declined to $19.2 million or only 0.1% of total loans in the first quarter of 2019. The allowance for loan losses as a percentage of non-performing loans remained flat to the prior quarter at 135%. As a percentage of average total loans, annualized net charge-offs for the first quarter were nine basis points down from 12 basis points in the prior quarter. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Mr. Wehmer further commented, “Our mortgage banking business was impacted by seasonal demand in the first quarter as loan volumes originated for sale decreased to $678.5 million, down from $927.8 million in the fourth quarter of 2018. The decline in origination volume resulted in lower production revenue and a decrease in mortgage servicing rights capitalization revenue. Declining long-term interest rates led to an increase in refinance activity, however home purchase activity continues to make up the majority of our originations accounting for 67% of loan volumes originated for sale in the first quarter. The decrease in long-term mortgage rates resulted in a negative fair value adjustment on our mortgage servicing rights portfolio of $8.7 million related to changes in valuation assumptions as compared to a $7.6 million negative fair value adjustment in the fourth quarter of 2018. These valuation adjustments negatively impacted the net overhead ratio by 11 basis points in the first quarter of 2019 and 10 basis points in the fourth quarter of 2018. We continue to focus on efficiencies in our delivery channels and our operating costs in our mortgage banking area. We believe that the lower mortgage rate outlook bodes well for mortgage origination demand in future quarters."

Turning to the future, Mr. Wehmer stated, “We believe 2019 got off to a strong start as we grew assets significantly while expanding net interest margin, maintaining strong credit quality and managing operating costs. We expect continued organic growth in all areas of our businesses. We will remain diligent in monitoring changes to the interest rate environment and managing the balance sheet to maximize net interest margin and net income. We will continue to take a steady and measured approach to achieving our main objectives of growing franchise value, increasing profitability, leveraging our expense infrastructure and continuing to increase shareholder value. Evaluating strategic acquisitions, like the announced acquisition of Oak Bank, and organic branch growth will also be a part of our overall growth strategy with the continued goal of becoming Chicago’s bank and Wisconsin’s bank. We believe our opportunities for both internal growth and external growth remain consistently strong."

The graphs below illustrate certain highlights of the first quarter of 2019.

Wintrust’s key operating measures and growth rates for the first quarter of 2019, as compared to the fourth quarter of 2018 (sequential quarter) and first quarter of 2018 (linked quarter), are shown in the table below:

				% or(4) basis point (bp) change from 4th Quarter 2018		% or basis point (bp) change from 1st Quarter 2018
	Three Months Ended
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$89,146	$79,657	$81,981	12%		9%
Net income per common share – diluted	$1.52	$1.35	$1.40	13%		9%
Net revenue (1)	$343,643	$329,396	$310,761	4%		11%
Net interest income	261,986	254,088	225,082	3%		16%
Net interest margin	3.70%	3.61%	3.54%	9	bp	16	bp
Net interest margin - fully taxable equivalent (non-GAAP) (2)	3.72%	3.63%	3.56%	9	bp	16	bp
Net overhead ratio (3)	1.72%	1.79%	1.58%	(7)	bp	14	bp
Return on average assets	1.16%	1.05%	1.20%	11	bp	(4)	bp
Return on average common equity	11.09%	10.01%	11.29%	108	bp	(20)	bp
Return on average tangible common equity (non-GAAP) (2)	14.14%	12.48%	14.02%	166	bp	12	bp
At end of period
Total assets	$32,358,621	$31,244,849	$28,456,772	14%		14%
Total loans (5)	24,214,629	23,820,691	22,062,134	7%		10%
Total deposits	26,804,742	26,094,678	23,279,327	11%		15%
Total shareholders’ equity	3,371,972	3,267,570	3,031,250	13%		11%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See "Supplemental Financial Measures/Ratios" for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

(5)	Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Selected Financial Condition Data (at end of period):
Total assets	$32,358,621	$31,244,849	$28,456,772
Total loans (1)	24,214,629	23,820,691	22,062,134
Total deposits	26,804,742	26,094,678	23,279,327
Junior subordinated debentures	253,566	253,566	253,566
Total shareholders’ equity	3,371,972	3,267,570	3,031,250
Selected Statements of Income Data:
Net interest income	$261,986	$254,088	$225,082
Net revenue (2)	343,643	329,396	310,761
Net income	89,146	79,657	81,981
Net income per common share – Basic	$1.54	$1.38	$1.42
Net income per common share – Diluted	$1.52	$1.35	$1.40
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.70%	3.61%	3.54%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	3.72%	3.63%	3.56%
Non-interest income to average assets	1.06%	0.99%	1.25%
Non-interest expense to average assets	2.79%	2.78%	2.83%
Net overhead ratio (4)	1.72%	1.79%	1.58%
Return on average assets	1.16%	1.05%	1.20%
Return on average common equity	11.09%	10.01%	11.29%
Return on average tangible common equity (non-GAAP) (3)	14.14%	12.48%	14.02%
Average total assets	$31,216,171	$30,179,887	$27,809,597
Average total shareholders’ equity	3,309,078	3,200,654	2,995,592
Average loans to average deposits ratio	92.7%	92.4%	95.2%
Period-end loans to deposits ratio	90.3%	91.3%	94.8%
Common Share Data at end of period:
Market price per common share	$67.33	$66.49	$86.05
Book value per common share	$57.33	$55.71	$51.66
Tangible book value per common share (non-GAAP) (3)	$46.38	$44.67	$42.17
Common shares outstanding	56,638,968	56,407,558	56,256,498
Other Data at end of period:
Leverage Ratio (5)	9.1%	9.1%	9.3%
Tier 1 capital to risk-weighted assets (5)	9.7%	9.7%	10.0%
Common equity Tier 1 capital to risk-weighted assets (5)	9.3%	9.3%	9.5%
Total capital to risk-weighted assets (5)	11.6%	11.6%	12.0%
Allowance for credit losses (6)	$159,622	$154,164	$140,746
Non-performing loans	117,586	113,234	89,690
Allowance for credit losses to total loans (6)	0.66%	0.65%	0.64%
Non-performing loans to total loans	0.49%	0.48%	0.41%
Number of:
Bank subsidiaries	15	15	15
Banking offices	170	167	157

(1)	Excludes mortgage loans held-for-sale.

(2)	Net revenue includes net interest income and non-interest income.

(3)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash and due from banks	$270,765	$392,142	$231,407
Federal funds sold and securities purchased under resale agreements	58	58	57
Interest bearing deposits with banks	1,609,852	1,099,594	980,380
Available-for-sale securities, at fair value	2,185,782	2,126,081	1,895,688
Held-to-maturity securities, at amortized cost	1,051,542	1,067,439	892,937
Trading account securities	559	1,692	1,682
Equity securities with readily determinable fair value	47,653	34,717	37,832
Federal Home Loan Bank and Federal Reserve Bank stock	89,013	91,354	104,956
Brokerage customer receivables	14,219	12,609	24,531
Mortgage loans held-for-sale	248,557	264,070	411,505
Loans, net of unearned income	24,214,629	23,820,691	22,062,134
Allowance for loan losses	(158,212)	(152,770)	(139,503)
Net loans	24,056,417	23,667,921	21,922,631
Premises and equipment, net	676,037	671,169	626,687
Lease investments, net	224,240	233,208	190,775
Accrued interest receivable and other assets	888,492	696,707	601,794
Trade date securities receivable	375,211	263,523	—
Goodwill	573,658	573,141	511,497
Other intangible assets	46,566	49,424	22,413
Total assets	$32,358,621	$31,244,849	$28,456,772
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$6,353,456	$6,569,880	$6,612,319
Interest bearing	20,451,286	19,524,798	16,667,008
Total deposits	26,804,742	26,094,678	23,279,327
Federal Home Loan Bank advances	576,353	426,326	915,000
Other borrowings	372,194	393,855	247,092
Subordinated notes	139,235	139,210	139,111
Junior subordinated debentures	253,566	253,566	253,566
Accrued interest payable and other liabilities	840,559	669,644	591,426
Total liabilities	28,986,649	27,977,279	25,425,522
Shareholders’ Equity:
Preferred stock	125,000	125,000	125,000
Common stock	56,765	56,518	56,364
Surplus	1,565,185	1,557,984	1,540,673
Treasury stock	(6,650)	(5,634)	(5,355)
Retained earnings	1,682,016	1,610,574	1,387,663
Accumulated other comprehensive loss	(50,344)	(76,872)	(73,095)
Total shareholders’ equity	3,371,972	3,267,570	3,031,250
Total liabilities and shareholders’ equity	$32,358,621	$31,244,849	$28,456,772

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Interest income
Interest and fees on loans	$296,987	$283,311	$234,994
Mortgage loans held-for-sale	2,209	3,409	2,818
Interest bearing deposits with banks	5,300	5,628	2,796
Federal funds sold and securities purchased under resale agreements	—	—	—
Investment securities	27,956	26,656	19,128
Trading account securities	8	14	14
Federal Home Loan Bank and Federal Reserve Bank stock	1,355	1,343	1,298
Brokerage customer receivables	155	235	157
Total interest income	333,970	320,596	261,205
Interest expense
Interest on deposits	60,976	55,975	26,549
Interest on Federal Home Loan Bank advances	2,450	2,563	3,639
Interest on other borrowings	3,633	3,199	1,699
Interest on subordinated notes	1,775	1,788	1,773
Interest on junior subordinated debentures	3,150	2,983	2,463
Total interest expense	71,984	66,508	36,123
Net interest income	261,986	254,088	225,082
Provision for credit losses	10,624	10,401	8,346
Net interest income after provision for credit losses	251,362	243,687	216,736
Non-interest income
Wealth management	23,977	22,726	22,986
Mortgage banking	18,158	24,182	30,960
Service charges on deposit accounts	8,848	9,065	8,857
Gains (losses) on investment securities, net	1,364	(2,649)	(351)
Fees from covered call options	1,784	626	1,597
Trading (losses) gains, net	(171)	(155)	103
Operating lease income, net	10,796	10,882	9,691
Other	16,901	10,631	11,836
Total non-interest income	81,657	75,308	85,679
Non-interest expense
Salaries and employee benefits	125,723	122,111	112,436
Equipment	11,770	11,523	10,072
Operating lease equipment depreciation	8,319	8,462	6,533
Occupancy, net	16,245	15,980	13,767
Data processing	7,525	8,447	8,493
Advertising and marketing	9,858	9,414	8,824
Professional fees	5,556	9,259	6,649
Amortization of other intangible assets	2,942	1,407	1,004
FDIC insurance	3,576	4,044	4,362
OREO expense, net	632	1,618	2,926
Other	22,228	19,068	19,283
Total non-interest expense	214,374	211,333	194,349
Income before taxes	118,645	107,662	108,066
Income tax expense	29,499	28,005	26,085
Net income	$89,146	$79,657	$81,981
Preferred stock dividends	2,050	2,050	2,050
Net income applicable to common shares	$87,096	$77,607	$79,931
Net income per common share - Basic	$1.54	$1.38	$1.42
Net income per common share - Diluted	$1.52	$1.35	$1.40
Cash dividends declared per common share	$0.25	$0.19	$0.19
Weighted average common shares outstanding	56,529	56,395	56,137
Dilutive potential common shares	699	892	888
Average common shares and dilutive common shares	57,228	57,287	57,025

EARNINGS PER SHARE

The following table shows the computation of basic and diluted earnings per share for the periods indicated:

		Three Months Ended
(In thousands, except per share data)		March 31, 2019	December 31, 2018	March 31, 2018
Net income		$89,146	$79,657	$81,981
Less: Preferred stock dividends		2,050	2,050	2,050
Net income applicable to common shares	(A)	87,096	77,607	79,931
Weighted average common shares outstanding	(B)	56,529	56,395	56,137
Effect of dilutive potential common shares:
Common stock equivalents		699	892	888
Weighted average common shares and effect of dilutive potential common shares	(C)	57,228	57,287	57,025
Net income per common share:
Basic	(A/B)	$1.54	$1.38	$1.42
Diluted	(A/C)	$1.52	$1.35	$1.40

Potentially dilutive common shares can result from stock options, restricted stock unit awards, stock warrants, and shares to be issued under the Employee Stock Purchase Plan and the Directors Deferred Fee and Stock Plan, being treated as if they had been either exercised or issued, computed by application of the treasury stock method. While potentially dilutive common shares are typically included in the computation of diluted earnings per share, potentially dilutive common shares are excluded from this computation in periods in which the effect would reduce the loss per share or increase the income per share.

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share and return on average tangible common equity. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last five quarters.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars and shares in thousands)	2019	2018	2018	2018	2018
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$333,970	$320,596	$304,962	$284,047	$261,205
Taxable-equivalent adjustment:
- Loans	1,034	980	941	812	670
- Liquidity Management Assets	565	586	575	566	531
- Other Earning Assets	2	4	3	1	3
(B) Interest Income (non-GAAP)	$335,571	$322,166	$306,481	$285,426	$262,409
(C) Interest Expense (GAAP)	$71,984	$66,508	$57,399	$45,877	$36,123
(D) Net Interest Income (GAAP) (A minus C)	$261,986	$254,088	$247,563	$238,170	$225,082
(E) Net Interest Income (non-GAAP) (B minus C)	$263,587	$255,658	$249,082	$239,549	$226,286
Net interest margin (GAAP)	3.70%	3.61%	3.59%	3.61%	3.54%
Net interest margin (non-GAAP)	3.72%	3.63%	3.61%	3.63%	3.56%
(F) Non-interest income	$81,657	$75,308	$99,930	$95,233	$85,679
(G) Gains (losses) on investment securities, net	1,364	(2,649)	90	12	(351)
(H) Non-interest expense	214,374	211,333	213,637	206,769	194,349
Efficiency ratio (H/(D+F-G))	62.63%	63.65%	61.50%	62.02%	62.47%
Efficiency ratio (non-GAAP) (H/(E+F-G))	62.34%	63.35%	61.23%	61.76%	62.23%

Calculation of Tangible Common Equity Ratio (at period end)
Total shareholders’ equity	$3,371,972	$3,267,570	$3,179,822	$3,106,871	$3,031,250
Less: Non-convertible preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
Less: Intangible assets	(620,224)	(622,565)	(564,938)	(531,371)	(533,910)
(I) Total tangible common shareholders’ equity	$2,626,748	$2,520,005	$2,489,884	$2,450,500	$2,372,340
(J) Total assets	$32,358,621	$31,244,849	$30,142,731	$29,464,588	$28,456,772
Less: Intangible assets	(620,224)	(622,565)	(564,938)	(531,371)	(533,910)
(K) Total tangible assets	$31,738,397	$30,622,284	$29,577,793	$28,933,217	$27,922,862
Common equity to assets ratio (GAAP) (L/J)	10.0%	10.1%	10.1%	10.1%	10.2%
Tangible common equity ratio (non-GAAP) (I/K)	8.3%	8.2%	8.4%	8.5%	8.5%

Calculation of Tangible Book Value per Common Share
Total shareholders’ equity	$3,371,972	$3,267,570	$3,179,822	$3,106,871	$3,031,250
Less: Preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(L) Total common equity	$3,246,972	$3,142,570	$3,054,822	$2,981,871	$2,906,250
(M) Actual common shares outstanding	56,639	56,408	56,377	56,329	56,256
Book value per common share (L/M)	$57.33	$55.71	$54.19	$52.94	$51.66
Tangible book value per common share (non-GAAP) (I/M)	$46.38	$44.67	$44.16	$43.50	$42.17

Calculation of Return on Average Tangible Common Equity
(N) Net income applicable to common shares	$87,096	$77,607	$89,898	$87,530	$79,931
Add: Intangible asset amortization	2,942	1,407	1,163	997	1,004
Less: Tax effect of intangible asset amortization	(731)	(366)	(292)	(263)	(243)
After-tax intangible asset amortization	2,211	1,041	871	734	761
(O) Tangible net income applicable to common shares (non-GAAP)	$89,307	$78,648	$90,769	$88,264	$80,692
Total average shareholders' equity	$3,309,078	$3,200,654	$3,131,943	$3,064,154	$2,995,592
Less: Average preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(P) Total average common shareholders' equity	$3,184,078	$3,075,654	$3,006,943	$2,939,154	$2,870,592
Less: Average intangible assets	(622,240)	(574,757)	(547,552)	(533,496)	(536,676)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$2,561,838	$2,500,897	$2,459,391	$2,405,658	$2,333,916
Return on average common equity, annualized (N/P)	11.09%	10.01%	11.86%	11.94%	11.29%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	14.14%	12.48%	14.64%	14.72%	14.02%

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the first quarter of 2019, revenue within this unit was primarily driven by increased net interest income due to increased earning assets and a higher net interest margin, partially offset by the impact of having two fewer days in the period. The net interest margin increased in the first quarter of 2019 compared to the fourth quarter of 2018 primarily as a result of higher yields within the loan portfolio. Mortgage banking revenue decreased by $6.0 million from $24.2 million for the fourth quarter of 2018 to $18.2 million for the first quarter of 2019. The lower revenue was primarily due to to lower origination volumes, negative fair value adjustments recognized on mortgage servicing rights related to changes in valuation assumptions and pay-offs, partially offset by higher production margins. Mortgage loans originated for sale during the current period decreased to $678.5 million from $927.8 million in the fourth quarter of 2018. Home purchases represented 67% of loan volume originated for sale for the first quarter of 2019. The Company's gross commercial and commercial real estate loan pipelines remain strong. Before the impact of scheduled payments and prepayments, at March 31, 2019, gross commercial and commercial real estate loan pipelines totaled $1.3 billion, or $812.9 million when adjusted for the probability of closing, compared to $1.1 billion, or $671.1 million when adjusted for the probability of closing, at December 31, 2018.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries and accounts receivable financing, value-added, out-sourced administrative services, and other services. In the first quarter of 2019, the specialty finance unit experienced higher revenue as a result of increased volumes and higher yields within its insurance premium financing receivables portfolio. Originations within the insurance premium financing receivables portfolio were $2.1 billion during the first quarter of 2019 and average balances increased by $186.1 million. The increase in average balances along with higher yields on these loans resulted in a $5.9 million increase in interest income attributed to this portfolio. The Company's leasing business showed steady growth during the first quarter of 2019, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing $65.4 million to $1.3 billion at the end of the first quarter of 2019. Revenues from the Company's out-sourced administrative services business remained relatively steady, totaling approximately $1.0 million in the first quarter of 2019 and $1.3 million in the fourth quarter of 2018.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue increased by $1.3 million in the first quarter of 2019 compared to the fourth quarter of 2018, totaling $24.0 million in the current period. At March 31, 2019, the Company’s wealth management subsidiaries had approximately $25.1 billion of assets under administration, which includes $3.7 billion of assets owned by the Company and its subsidiary banks, representing a $883.1 million increase from the $24.2 billion of assets under administration at December 31, 2018. The increase in the first quarter of 2019 was primarily due to the impact of market conditions on the value of assets under administration. Tax-deferred like-kind exchange services provided by CDEC, our Qualified Intermediary for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031, resulted in average deposit balances from these transactions totaling $821.1 million during the first quarter of 2019.

LOANS

Loan Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018	From (1) December 31, 2018	From March 31, 2018
Balance:
Commercial	$7,994,191	$7,828,538	$7,060,871	9%	13%
Commercial real estate	6,973,505	6,933,252	6,633,520	2	5
Home equity	528,448	552,343	626,547	(18)	(16)
Residential real estate	1,053,524	1,002,464	869,104	21	21
Premium finance receivables - commercial	2,988,788	2,841,659	2,576,150	21	16
Premium finance receivables - life insurance	4,555,369	4,541,794	4,189,961	1	9
Consumer and other	120,804	120,641	105,981	1	14
Total loans, net of unearned income	$24,214,629	$23,820,691	$22,062,134	7%	10%
Mix:
Commercial	33%	33%	32%
Commercial real estate	29	29	30
Home equity	2	2	3
Residential real estate	4	4	4
Premium finance receivables - commercial	12	12	12
Premium finance receivables - life insurance	19	19	19
Consumer and other	1	1	—
Total loans, net of unearned income	100%	100%	100%

(1)	Annualized.

Commercial and Commercial Real Estate Loan Portfolios

	As of March 31, 2019
		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial, industrial and other	$5,250,953	35.0%	$38,858	$—	$50,178
Franchise	879,906	5.9	15,799	—	12,055
Mortgage warehouse lines of credit	174,284	1.2	—	—	1,399
Asset-based lending	1,040,834	7.0	1,135	—	8,868
Leases	622,884	4.2	—	—	1,675
PCI - commercial loans (1)	25,330	0.1	—	2,499	463
Total commercial	$7,994,191	53.4%	$55,792	$2,499	$74,638
Commercial Real Estate:
Construction	$803,669	5.4%	$1,030	$—	$9,142
Land	147,701	1.0	54	—	4,194
Office	926,375	6.2	4,482	—	6,267
Industrial	964,960	6.4	267	—	6,534
Retail	895,267	6.0	7,645	—	6,065
Multi-family	1,117,385	7.5	303	—	10,875
Mixed use and other	2,007,487	13.4	2,152	—	14,653
PCI - commercial real estate (1)	110,661	0.7	—	4,265	120
Total commercial real estate	$6,973,505	46.6%	$15,933	$4,265	$57,850
Total commercial and commercial real estate	$14,967,696	100.0%	$71,725	$6,764	$132,488

Commercial real estate - collateral location by state:
Illinois	$5,331,784	76.5%
Wisconsin	758,097	10.9
Total primary markets	$6,089,881	87.4%
Indiana	175,350	2.5
Florida	55,528	0.8
Arizona	61,375	0.9
Michigan	35,650	0.5
California	67,545	1.0
Other	488,176	6.9
Total	$6,973,505	100.0%

(1)
Purchased credit impaired ("PCI") loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS

Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018	From (1) December 31, 2018	From March 31, 2018
Balance:
Non-interest bearing	$6,353,456	$6,569,880	$6,612,319	(13)%	(4)%
NOW and interest bearing demand deposits	2,948,576	2,897,133	2,315,122	7	27
Wealth management deposits (2)	3,328,781	2,996,764	2,495,134	45	33
Money market	6,093,596	5,704,866	4,617,122	28	32
Savings	2,729,626	2,665,194	2,901,504	10	(6)
Time certificates of deposit	5,350,707	5,260,841	4,338,126	7	23
Total deposits	$26,804,742	$26,094,678	$23,279,327	11%	15%
Mix:
Non-interest bearing	24%	25%	28%
NOW and interest bearing demand deposits	11	11	10
Wealth management deposits (2)	12	12	11
Money market	23	22	20
Savings	10	10	12
Time certificates of deposit	20	20	19
Total deposits	100%	100%	100%

(1)	Annualized.

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, CDEC, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

Time Certificates of Deposit
Maturity/Re-pricing Analysis
As of March 31, 2019

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$249	$32,771	$99,466	$874,080	$1,006,566	1.52%
4-6 months	75,064	30,871	—	701,663	807,598	1.74%
7-9 months	—	13,019	—	583,211	596,230	1.80%
10-12 months	—	22,078	—	686,059	708,137	1.98%
13-18 months	—	7,181	—	909,809	916,990	2.24%
19-24 months	—	15,942	—	459,659	475,601	2.70%
24+ months	1,000	9,496	—	829,089	839,585	2.65%
Total	$76,313	$131,358	$99,466	$5,043,570	$5,350,707	2.05%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2019 compared to the fourth quarter of 2018 (sequential quarter) and first quarter of 2018 (linked quarter), respectively:

	Average Balance for three months ended,			Interest for three months ended,			Yield/Rate for three months ended,
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019	December 31, 2018	March 31, 2018
Interest-bearing deposits with banks and cash equivalents (1)	$897,629	$1,042,860	$749,973	$5,300	$5,628	$2,796	2.39%	2.14%	1.51%
Investment securities (2)	3,630,577	3,347,496	2,892,617	28,521	27,242	19,659	3.19	3.23	2.76
FHLB and FRB stock	94,882	98,084	105,414	1,355	1,343	1,298	5.79	5.43	4.99
Liquidity management assets (3)(8)	$4,623,088	$4,488,440	$3,748,004	$35,176	$34,213	$23,753	3.09%	3.02%	2.57%
Other earning assets (3)(4)(8)	13,591	16,204	27,571	165	253	174	4.91	6.19	2.56
Mortgage loans held-for-sale	188,190	265,717	281,181	2,209	3,409	2,818	4.76	5.09	4.06
Loans, net of unearned income (3)(5)(8)	23,880,916	23,164,154	21,711,342	298,021	284,291	235,664	5.06	4.87	4.40
Total earning assets (8)	$28,705,785	$27,934,515	$25,768,098	$335,571	$322,166	$262,409	4.74%	4.58%	4.13%
Allowance for loan losses	(157,782)	(154,438)	(143,108)
Cash and due from banks	283,019	271,403	254,489
Other assets	2,385,149	2,128,407	1,930,118
Total assets	$31,216,171	$30,179,887	$27,809,597

NOW and interest bearing demand deposits	$2,803,338	$2,671,283	$2,255,692	$4,613	$4,007	$1,386	0.67%	0.60%	0.25%
Wealth management deposits	2,614,035	2,289,904	2,250,139	7,000	7,119	5,441	1.09	1.23	0.98
Money market accounts	5,915,525	5,632,268	4,520,620	19,460	16,936	4,667	1.33	1.19	0.42
Savings accounts	2,715,422	2,553,133	2,813,772	4,249	3,096	2,732	0.63	0.48	0.39
Time deposits	5,267,796	5,381,029	4,322,111	25,654	24,817	12,323	1.98	1.83	1.16
Interest-bearing deposits	$19,316,116	$18,527,617	$16,162,334	$60,976	$55,975	$26,549	1.29%	1.20%	0.67%
Federal Home Loan Bank advances	594,335	551,846	872,811	2,450	2,563	3,639	1.67	1.84	1.69
Other borrowings	465,571	385,878	263,125	3,633	3,199	1,699	3.16	3.29	2.62
Subordinated notes	139,217	139,186	139,094	1,775	1,788	1,773	5.10	5.14	5.10
Junior subordinated debentures	253,566	253,566	253,566	3,150	2,983	2,463	4.97	4.60	3.89
Total interest-bearing liabilities	$20,768,805	$19,858,093	$17,690,930	$71,984	$66,508	$36,123	1.40%	1.33%	0.83%
Non-interest bearing deposits	6,444,378	6,542,228	6,639,845
Other liabilities	693,910	578,912	483,230
Equity	3,309,078	3,200,654	2,995,592
Total liabilities and shareholders’ equity	$31,216,171	$30,179,887	$27,809,597
Interest rate spread (6)(8)							3.34%	3.25%	3.30%
Less: Fully tax-equivalent adjustment				(1,601)	(1,570)	(1,204)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (7)	$7,936,980	$8,076,422	$8,077,168				0.38	0.38	0.26
Net interest income/ margin (GAAP) (8)				$261,986	$254,088	$225,082	3.70%	3.61%	3.54%
Fully tax-equivalent adjustment				1,601	1,570	1,204	0.02	0.02	0.02
Net interest income/ margin (non-GAAP) (8)				$263,587	$255,658	$226,286	3.72%	3.63%	3.56%

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a tax-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period. The total adjustments for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 were $1.6 million, $1.6 million and $1.2 million, respectively.

(4)	Other earning assets include brokerage customer receivables and trading account securities.

(5)	Loans, net of unearned income, include non-accrual loans.

(6)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(7)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

For the first quarter of 2019, net interest income totaled $262.0 million, an increase of $7.9 million as compared to the fourth quarter of 2018 and an increase of $36.9 million as compared to the first quarter of 2018. Net interest margin was 3.70% (3.72% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2019 compared to 3.61% (3.63% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2018 and 3.54% (3.56% on a fully taxable-equivalent basis, non-GAAP)

during the first quarter of 2018. The $7.9 million increase in net interest income in the first quarter of 2019 compared to the fourth quarter of 2018 was attributable to a $5.5 million increase from higher levels of earning assets and a $8.0 million increase due to a higher net interest margin, partially offset by a $5.6 million decrease due to two less days in the quarter.

Interest Rate Sensitivity

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario at March 31, 2019, December 31, 2018 and March 31, 2018 is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
March 31, 2019	14.9%	7.8%	(8.5)%
December 31, 2018	15.6%	7.9%	(8.6)%
March 31, 2018	18.8%	9.7%	(11.6)%

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
March 31, 2019	6.7%	3.5%	(3.3)%
December 31, 2018	7.4%	3.8%	(3.6)%
March 31, 2018	9.0%	4.6%	(4.8)%

These results indicate that the Company has positioned its balance sheet to benefit from a rise in interest rates. This analysis also indicates that the Company would benefit to a greater magnitude should a rise in interest rates be significant (i.e., 200 basis points) and immediate (Static Shock Scenario).

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table classifies the loan portfolio at March 31, 2019 by date at which the loans reprice or mature, and the type of rate exposure:

As of March 31, 2019	One year or less	From one to five years	Over five years
(Dollars in thousands)				Total
Commercial
Fixed rate	$164,370	$1,149,701	$755,402	$2,069,473
Variable rate	5,917,650	6,923	145	5,924,718
Total commercial	$6,082,020	$1,156,624	$755,547	$7,994,191
Commercial real estate
Fixed rate	419,045	1,956,704	332,469	2,708,218
Variable rate	4,237,177	28,102	8	4,265,287
Total commercial real estate	$4,656,222	$1,984,806	$332,477	$6,973,505
Home equity
Fixed rate	16,272	12,934	4,981	34,187
Variable rate	494,261	—	—	494,261
Total home equity	$510,533	$12,934	$4,981	$528,448
Residential real estate
Fixed rate	30,648	20,501	235,107	286,256
Variable rate	49,860	314,090	403,318	767,268
Total residential real estate	$80,508	$334,591	$638,425	$1,053,524
Premium finance receivables - commercial
Fixed rate	2,928,872	59,916	—	2,988,788
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$2,928,872	$59,916	$—	$2,988,788
Premium finance receivables - life insurance
Fixed rate	19,925	66,737	6,087	92,749
Variable rate	4,462,620	—	—	4,462,620
Total premium finance receivables - life insurance	$4,482,545	$66,737	$6,087	$4,555,369
Consumer and other
Fixed rate	80,068	11,236	2,072	93,376
Variable rate	27,387	41	—	27,428
Total consumer and other	$107,455	$11,277	$2,072	$120,804
Total per category
Fixed rate	3,659,200	3,277,729	1,336,118	8,273,047
Variable rate	15,188,955	349,156	403,471	15,941,582
Total loans, net of unearned income	$18,848,155	$3,626,885	$1,739,589	$24,214,629
Variable Rate Loan Pricing by Index:
Prime	$2,307,308
One- month LIBOR	8,188,860
Three- month LIBOR	381,204
Twelve- month LIBOR	4,836,490
Other	227,720
Total variable rate	$15,941,582

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
3.20
3.00
2.80
2.60
2.40
2.20
2.00
1.80
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
3/31/18
4/30/18
5/31/18
6/30/18
7/31/18
8/31/18
9/30/18
10/31/18
11/30/18
12/31/18
1/31/19
2/28/19
3/31/19

	3/31/2018	4/30/2018	5/31/2018	6/30/2018	7/31/2018	8/31/2018	9/30/2018	10/31/2018	11/30/2018	12/31/2018	1/31/2019	2/28/2019	3/31/2019
1M Libor	1.88	1.91	1.98	2.09	2.08	2.11	2.26	2.31	2.35	2.50	2.51	2.49	2.49
3M Libor	2.31	2.36	2.30	2.34	2.34	2.32	2.40	2.56	2.74	2.81	2.74	2.62	2.60
12M Libor	2.66	2.78	2.70	2.76	2.82	2.84	2.92	3.08	3.12	3.01	2.98	2.86	2.71
Prime	4.75	4.75	4.75	5.00	5.00	5.00	5.25	5.25	5.25	5.50	5.50	5.50	5.50

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same increases as the Prime rate when the Federal Reserve raises interest rates.  Specifically, the Company has $8.2 billion of variable rate loans tied to one-month LIBOR and $4.8 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

Changes in
	Prime	1-month LIBOR	12-month LIBOR
Second Quarter 2018	+25 bps	+21 bps	+10 bps
Third Quarter 2018	+25 bps	+17 bps	+16 bps
Fourth Quarter 2018	+25 bps	+24 bps	+9 bps
First Quarter 2019	+0 bps	-1 bps	-30 bps

NON-INTEREST INCOME

The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,	Q1 2019 compared to Q4 2018		Q1 2019 compared to Q1 2018
(Dollars in thousands)	2019	2018	2018	$ Change	% Change	$ Change	% Change
Brokerage	$4,516	$4,997	$6,031	$(481)	(10)%	$(1,515)	(25)%
Trust and asset management	19,461	17,729	16,955	1,732	10	2,506	15
Total wealth management	$23,977	$22,726	$22,986	$1,251	6%	$991	4%
Mortgage banking	18,158	24,182	30,960	(6,024)	(25)	(12,802)	(41)
Service charges on deposit accounts	8,848	9,065	8,857	(217)	(2)	(9)	—
Gains (losses) on investment securities, net	1,364	(2,649)	(351)	4,013	NM	1,715	NM
Fees from covered call options	1,784	626	1,597	1,158	NM	187	12
Trading (losses) gains, net	(171)	(155)	103	(16)	10	(274)	NM
Operating lease income, net	10,796	10,882	9,691	(86)	(1)	1,105	11
Other:
Interest rate swap fees	2,831	2,602	2,237	229	9	594	27
BOLI	1,591	(466)	714	2,057	NM	877	NM
Administrative services	1,030	1,260	1,061	(230)	(18)	(31)	(3)
Foreign currency remeasurement gains (losses)	464	(1,149)	(328)	1,613	NM	792	NM
Early pay-offs of capital leases	5	3	33	2	67	(28)	(85)
Miscellaneous	10,980	8,381	8,119	2,599	31	2,861	35
Total Other	$16,901	$10,631	$11,836	$6,270	59%	$5,065	43%
Total Non-Interest Income	$81,657	$75,308	$85,679	$6,349	8%	$(4,022)	(5)%
NM - Not meaningful.

Notable contributions to the change in non-interest income are as follows:

The increase in wealth management revenue during the current period as compared to the fourth quarter of 2018 is primarily attributable to higher fees on tax-deferred like-kind exchange services and market appreciation related to managed money accounts with fees based on assets under management. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by CDEC.

The decrease in mortgage banking revenue in the first quarter of 2019 as compared to the fourth quarter of 2018 resulted primarily from lower origination volumes and negative fair value adjustments recognized on mortgage servicing rights related to changes in valuation assumptions and pay-offs, partially offset by higher production margins. Mortgage loans originated for sale totaled $678.5 million in the first quarter of 2019 as compared to $927.8 million in the fourth quarter of 2018 and $778.9 million in the first quarter of 2018. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. Mortgage revenue is also impacted by changes in the fair value of mortgage servicing rights ("MSRs") as the Company does not hedge this change in fair value. The Company records MSRs at fair value on a recurring basis. The table below presents additional selected information regarding mortgage banking revenue for the respective periods.

	Three Months Ended
(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Originations:
Retail originations	$365,602	$463,196	$539,911
Correspondent originations	148,100	289,101	126,464
Veterans First originations	164,762	175,483	112,477
Total originations for sale (A)	$678,464	$927,780	$778,852
Originations for investment	93,689	93,275	43,249
Total originations	$772,153	$1,021,055	$822,101

Purchases as a percentage of originations for sale	67%	71%	73%
Refinances as a percentage of originations for sale	33	29	27
Total	100%	100%	100%

Production Margin:
Production revenue (B) (1)	$16,606	$18,657	$20,526
Production margin (B / A)	2.45%	2.01%	2.64%

Mortgage Servicing:
Loans serviced for others (C)	$7,014,269	$6,545,870	$4,795,335
MSRs, at fair value (D)	71,022	75,183	54,572
Percentage of MSRs to loans serviced for others (D / C)	1.01%	1.15%	1.14%

Components of Mortgage Banking Revenue:
Production revenue	$16,606	$18,657	$20,526
MSR - current period capitalization	6,580	9,683	4,159
MSR - collection of expected cash flows - paydowns	(505)	(496)	(443)
MSR - collection of expected cash flows - payoffs	(1,492)	(896)	(759)
MSR - changes in fair value model assumptions	(8,744)	(7,638)	4,133
Servicing income	5,460	4,917	2,905
Other	253	(45)	439
Total mortgage banking revenue	$18,158	$24,182	$30,960

(1)
Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation.

The net gains and net losses recognized on investment securities in the first quarter of 2019 and fourth quarter of 2018, respectively, were primarily due to unrealized gains and losses recognized on equity securities held by the Company, including a large cap value mutual fund.

The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio by using fees generated from these options to compensate for net interest margin compression. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance. There were no outstanding call option contracts at March 31, 2019, December 31, 2018 or March 31, 2018.

The increase in BOLI income was primarily the result of higher market returns during the first quarter of 2019 on certain investments supporting deferred compensation plan benefits.

The increase in miscellaneous non-interest income in the first quarter of 2019 as compared to the fourth quarter of 2018 is primarily due to income from investments in partnerships and positive adjustments from foreign currency remeasurement of the Company's Canadian subsidiary.

NON-INTEREST EXPENSE

The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,	Q1 2019 compared to Q4 2018		Q1 2019 compared to Q1 2018
(Dollars in thousands)	2019	2018	2018	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$74,037	$67,708	$61,986	$6,329	9%	$12,051	19%
Commissions and incentive compensation	31,599	33,656	31,949	(2,057)	(6)	(350)	(1)
Benefits	20,087	20,747	18,501	(660)	(3)	1,586	9
Total salaries and employee benefits	125,723	122,111	112,436	3,612	3	13,287	12
Equipment	11,770	11,523	10,072	247	2	1,698	17
Operating lease equipment depreciation	8,319	8,462	6,533	(143)	(2)	1,786	27
Occupancy, net	16,245	15,980	13,767	265	2	2,478	18
Data processing	7,525	8,447	8,493	(922)	(11)	(968)	(11)
Advertising and marketing	9,858	9,414	8,824	444	5	1,034	12
Professional fees	5,556	9,259	6,649	(3,703)	(40)	(1,093)	(16)
Amortization of other intangible assets	2,942	1,407	1,004	1,535	NM	1,938	NM
FDIC insurance	3,576	4,044	4,362	(468)	(12)	(786)	(18)
OREO expense, net	632	1,618	2,926	(986)	(61)	(2,294)	(78)
Other:
Commissions - 3rd party brokers	718	779	1,252	(61)	(8)	(534)	(43)
Postage	2,450	2,047	1,866	403	20	584	31
Miscellaneous	19,060	16,242	16,165	2,818	17	2,895	18
Total other	22,228	19,068	19,283	3,160	17	2,945	15
Total Non-Interest Expense	$214,374	$211,333	$194,349	$3,041	1%	$20,025	10%
NM - Not meaningful.

Notable contributions to the change in non-interest expense are as follows:

Salaries and employee benefits expense increased in the first quarter of 2019 compared to the fourth quarter of 2018 primarily as a result of lower salary deferrals related to loan origination costs and an increase in costs related to deferred compensation plans impacted by market returns of related BOLI investments.

Professional fees decreased in the first quarter of 2019 compared to the fourth quarter of 2018 primarily due to lower legal and consulting fees during the current period.

The increase in amortization of intangible assets in the first quarter of 2019 compared to the fourth quarter of 2018 was primarily due to the amortization of certain acquired intangible assets related to the acquisition of CDEC in mid-December of 2018.

Other miscellaneous expense increased during the first quarter of 2019 compared to the fourth quarter of 2018 as a result of various other expenses, including a $1.0 million non-tax-deductible settlement in the first quarter of 2019.

INCOME TAXES

The Company recorded income tax expense of $29.5 million in the first quarter of 2019 compared to $28.0 million in the fourth quarter of 2018 and $26.1 million in the first quarter of 2018. The effective tax rates were 24.86% in the first quarter of 2019, 26.01% in the fourth quarter of 2018 and 24.14% in the first quarter of 2018. The effective tax rates were impacted by excess tax benefits related to share-based compensation. These excess tax benefits were $1.6 million in the first quarter of 2019 compared to $160,000 in the fourth quarter of 2018 and $2.6 million in the first quarter of 2018. Excess tax benefits are expected to be higher in the first quarter when the majority of the Company's shared-based awards vest, and will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

ASSET QUALITY

Allowance for Credit Losses

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Allowance for loan losses at beginning of period	$152,770	$149,756	$137,905
Provision for credit losses	10,624	10,401	8,346
Other adjustments	(27)	(79)	(40)
Reclassification (to) from allowance for unfunded lending-related commitments	(16)	(150)	26
Charge-offs:
Commercial	503	6,416	2,687
Commercial real estate	3,734	219	813
Home equity	88	715	357
Residential real estate	3	267	571
Premium finance receivables - commercial	2,210	1,741	4,721
Premium finance receivables - life insurance	—	—	—
Consumer and other	102	148	129
Total charge-offs	6,640	9,506	9,278
Recoveries:
Commercial	318	225	262
Commercial real estate	480	1,364	1,687
Home equity	62	105	123
Residential real estate	29	47	40
Premium finance receivables - commercial	556	567	385
Premium finance receivables - life insurance	—	—	—
Consumer and other	56	40	47
Total recoveries	1,501	2,348	2,544
Net charge-offs	(5,139)	(7,158)	(6,734)
Allowance for loan losses at period end	$158,212	$152,770	$139,503
Allowance for unfunded lending-related commitments at period end	1,410	1,394	1,243
Allowance for credit losses at period end	$159,622	$154,164	$140,746

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.01%	0.33%	0.14%
Commercial real estate	0.19	(0.07)	(0.05)
Home equity	0.02	0.43	0.15
Residential real estate	(0.01)	0.10	0.26
Premium finance receivables - commercial	0.23	0.16	0.68
Premium finance receivables - life insurance	0.00	0.00	0.00
Consumer and other	0.16	0.30	0.26
Total loans, net of unearned income	0.09%	0.12%	0.13%
Net charge-offs as a percentage of the provision for credit losses	48.37%	68.82%	80.69%

Loans at period-end	$24,214,629	$23,820,691	$22,062,134
Allowance for loan losses as a percentage of loans at period end	0.65%	0.64%	0.63%
Allowance for credit losses as a percentage of loans at period end	0.66%	0.65%	0.64%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).

Net charge-offs as a percentage of loans, for the first quarter of 2019 totaled nine basis points on an annualized basis compared to 12 basis points on an annualized basis in the fourth quarter of 2018 and 13 basis points on an annualized basis in the first quarter of 2018. Net charge-offs totaled $5.1 million in the first quarter of 2019, a $2.0 million decrease from $7.2 million in the fourth quarter of 2018 and a $1.6 million decrease from $6.7 million in the first quarter of 2018. The decrease in net charge-offs in the first quarter of 2019 compared to fourth quarter of 2018 is primarily the result of lower charge-offs within the commercial portfolio, partially offset by an increase in charge-offs within the commercial real estate portfolio, during the current period. The provision for credit losses, totaled $10.6 million for the first quarter of 2019 compared to $10.4 million for the fourth quarter of 2018 and $8.3 million for the first quarter of 2018.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans and other factors.

The following table presents the provision for credit losses by component for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Provision for loan losses	$10,608	$10,251	$8,372
Provision for unfunded lending-related commitments	16	150	(26)
Provision for credit losses	$10,624	$10,401	$8,346

The tables below summarize the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio, as of March 31, 2019 and December 31, 2018.

	As of March 31, 2019
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:(1)
Commercial and industrial	$4,460,202	$46,436	1.04%
Asset-based lending	1,037,632	8,868	0.85
Tax exempt	514,789	3,255	0.63
Leases	615,015	1,675	0.27
Commercial real estate:(1)
Residential construction	38,986	879	2.25
Commercial construction	759,826	8,240	1.08
Land	146,654	4,194	2.86
Office	891,365	6,266	0.70
Industrial	931,343	6,532	0.70
Retail	863,435	6,065	0.70
Multi-family	1,073,431	10,874	1.01
Mixed use and other	1,931,079	14,641	0.76
Home equity(1)	500,636	8,584	1.71
Residential real estate(1)	1,027,586	7,524	0.73
Total core loan portfolio	$14,791,979	$134,033	0.91%
Commercial:
Franchise	$834,911	$11,975	1.43%
Mortgage warehouse lines of credit	174,284	1,399	0.80
Community Advantage - homeowner associations	185,488	465	0.25
Aircraft	11,491	15	0.13
Purchased commercial loans (2)	160,379	550	0.34
Commercial real estate:
Purchased commercial real estate (2)	337,386	159	0.05
Purchased home equity (2)	27,812	43	0.15
Purchased residential real estate (2)	25,938	106	0.41
Premium finance receivables
U.S. commercial insurance loans	2,620,703	6,251	0.24
Canada commercial insurance loans (2)	368,085	592	0.16
Life insurance loans (1)	4,389,599	1,376	0.03
Purchased life insurance loans (2)	165,770	—	—
Consumer and other (1)	117,561	1,246	1.06
Purchased consumer and other (2)	3,243	2	0.06
Total consumer, niche and purchased loan portfolio	$9,422,650	$24,179	0.26%
Total loans, net of unearned income	$24,214,629	$158,212	0.65%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

	As of December 31, 2018
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:(1)
Commercial and industrial	$4,339,618	$42,948	0.99%
Asset-based lending	1,025,805	9,138	0.89
Tax exempt	495,896	3,150	0.64
Leases	556,808	1,502	0.27
Commercial real estate:(1)
Residential construction	39,569	773	1.95
Commercial construction	715,260	8,203	1.15
Land	140,409	3,953	2.82
Office	903,559	6,235	0.69
Industrial	867,676	6,083	0.70
Retail	856,114	9,312	1.09
Multi-family	933,362	9,386	1.01
Mixed use and other	2,120,361	16,183	0.76
Home equity(1)	518,814	8,428	1.62
Residential real estate(1)	975,750	7,001	0.72
Total core loan portfolio	$14,489,001	$132,295	0.91%
Commercial:
Franchise	$885,882	$8,772	0.99%
Mortgage warehouse lines of credit	144,199	1,162	0.81
Community Advantage - homeowner associations	180,757	453	0.25
Aircraft	12,218	17	0.14
Purchased commercial loans (2)	187,355	684	0.37
Commercial real estate:
Purchased commercial real estate (2)	356,942	139	0.04
Purchased home equity (2)	33,529	79	0.24
Purchased residential real estate (2)	26,714	193	0.72
Premium finance receivables
U.S. commercial insurance loans	2,504,515	5,629	0.22
Canada commercial insurance loans (2)	337,144	515	0.15
Life insurance loans (1)	4,373,891	1,571	0.04
Purchased life insurance loans (2)	167,903	—	—
Consumer and other (1)	117,251	1,258	1.07
Purchased consumer and other (2)	3,390	3	0.09
Total consumer, niche and purchased loan portfolio	$9,331,690	$20,475	0.22%
Total loans, net of unearned income	$23,820,691	$152,770	0.64%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

As part of the regular quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio was shown on the preceding tables as of March 31, 2019 and December 31, 2018.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date. In accordance with accounting guidance, credit deterioration on purchased loans is recorded as a credit discount at the time of purchase.

In addition to the $158.2 million of allowance for loan losses, there is $6.1 million of non-accretable credit discount on purchased loans reported in accordance with ASC 310-30 that is available to absorb credit losses.

The tables below show the aging of the Company’s loan portfolio at March 31, 2019 and December 31, 2018:

		90+ days	60-89	30-59
As of March 31, 2019		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$55,792	$2,499	$1,787	$49,700	$7,884,413	$7,994,191
Commercial real estate (1)	15,933	4,265	5,612	54,872	6,892,823	6,973,505
Home equity	7,885	—	810	4,315	515,438	528,448
Residential real estate (1)	15,879	1,481	509	11,112	1,024,543	1,053,524
Premium finance receivables - commercial	14,797	6,558	5,628	20,767	2,941,038	2,988,788
Premium finance receivables - life insurance (1)	—	168	4,788	35,046	4,515,367	4,555,369
Consumer and other (1)	326	280	47	350	119,801	120,804
Total loans, net of unearned income	$110,612	$15,251	$19,181	$176,162	$23,893,423	$24,214,629

As of March 31, 2019 Aging as a % of Loan Balance	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial (1)	0.7%	0.0%	0.0%	0.6%	98.7%	100.0%
Commercial real estate (1)	0.2	0.1	0.1	0.8	98.8	100.0
Home equity	1.5	—	0.2	0.8	97.5	100.0
Residential real estate (1)	1.5	0.1	0.0	1.1	97.3	100.0
Premium finance receivables - commercial	0.5	0.2	0.2	0.7	98.4	100.0
Premium finance receivables - life insurance (1)	—	0.0	0.1	0.8	99.1	100.0
Consumer and other (1)	0.3	0.2	0.0	0.3	99.2	100.0
Total loans, net of unearned income	0.5%	0.1%	0.1%	0.7%	98.6%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

		90+ days	60-89	30-59
As of December 31, 2018		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$50,984	$3,313	$1,651	$34,861	$7,737,729	$7,828,538
Commercial real estate (1)	19,129	6,241	10,826	51,566	6,845,490	6,933,252
Home equity	7,147	—	131	3,105	541,960	552,343
Residential real estate (1)	16,383	1,292	1,692	6,171	976,926	1,002,464
Premium finance receivables - commercial	11,335	7,799	11,382	15,085	2,796,058	2,841,659
Premium finance receivables - life insurance (1)	—	—	8,407	24,628	4,508,759	4,541,794
Consumer and other (1)	348	227	87	733	119,246	120,641
Total loans, net of unearned income	$105,326	$18,872	$34,176	$136,149	$23,526,168	$23,820,691

As of December 31, 2018 Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial (1)	0.7%	0.0%	0.0%	0.4%	98.9%	100.0%
Commercial real estate (1)	0.3	0.1	0.2	0.7	98.7	100.0
Home equity	1.3	—	0.0	0.6	98.1	100.0
Residential real estate (1)	1.6	0.1	0.2	0.6	97.5	100.0
Premium finance receivables - commercial	0.4	0.3	0.4	0.5	98.4	100.0
Premium finance receivables - life insurance (1)	—	—	0.2	0.5	99.3	100.0
Consumer and other (1)	0.3	0.2	0.1	0.6	98.8	100.0
Total loans, net of unearned income	0.4%	0.1%	0.1%	0.6%	98.8%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

As of March 31, 2019, $19.2 million of all loans, or 0.1%, were 60 to 89 days past due and $176.2 million, or 0.7%, were 30 to 59 days (or one payment) past due. As of December 31, 2018, $34.2 million of all loans, or 0.1%, were 60 to 89 days past due and $136.1 million, or 0.6%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis. All loans within the life insurance premium financing portfolio shown as 60 to 89 days and 30 to 59 days past due (four and nine credits, respectively) remain fully secured.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at March 31, 2019 that are current with regard to the contractual terms of the loan agreement represent 97.5% of the total home equity portfolio. Residential real estate loans at March 31, 2019 that are current with regards to the contractual terms of the loan agreements comprise 97.3% of total residential real estate loans outstanding.

Non-performing Assets

The following table sets forth Wintrust’s non-performing assets and troubled debt restructurings ("TDRs") performing under the contractual terms of the loan agreement, excluding PCI loans, at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Loans past due greater than 90 days and still accruing(1):
Commercial	$—	$—	$—
Commercial real estate	—	—	—
Home equity	—	—	—
Residential real estate	30	—	—
Premium finance receivables - commercial	6,558	7,799	8,547
Premium finance receivables - life insurance	168	—	—
Consumer and other	218	109	207
Total loans past due greater than 90 days and still accruing	6,974	7,908	8,754
Non-accrual loans(2):
Commercial	55,792	50,984	14,007
Commercial real estate	15,933	19,129	21,825
Home equity	7,885	7,147	9,828
Residential real estate	15,879	16,383	17,214
Premium finance receivables - commercial	14,797	11,335	17,342
Premium finance receivables - life insurance	—	—	—
Consumer and other	326	348	720
Total non-accrual loans	110,612	105,326	80,936
Total non-performing loans:
Commercial	55,792	50,984	14,007
Commercial real estate	15,933	19,129	21,825
Home equity	7,885	7,147	9,828
Residential real estate	15,909	16,383	17,214
Premium finance receivables - commercial	21,355	19,134	25,889
Premium finance receivables - life insurance	168	—	—
Consumer and other	544	457	927
Total non-performing loans	$117,586	$113,234	$89,690
Other real estate owned	9,154	11,968	18,481
Other real estate owned - from acquisitions	12,366	12,852	18,117
Other repossessed assets	270	280	113
Total non-performing assets	$139,376	$138,334	$126,401
TDRs performing under the contractual terms of the loan agreement	$48,305	$33,281	$39,562
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.70%	0.65%	0.20%
Commercial real estate	0.23	0.28	0.33
Home equity	1.49	1.29	1.57
Residential real estate	1.51	1.63	1.98
Premium finance receivables - commercial	0.71	0.67	1.00
Premium finance receivables - life insurance	0.00	—	—
Consumer and other	0.45	0.38	0.87
Total loans, net of unearned income	0.49%	0.48%	0.41%
Total non-performing assets as a percentage of total assets	0.43%	0.44%	0.44%
Allowance for loan losses as a percentage of total non-performing loans	134.55%	134.92%	155.54%

(1)	As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.

(2)	Non-accrual loans included TDRs totaling $40.1 million, $32.8 million and $8.1 million as of March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

The ratio of non-performing assets to total assets was 0.43% as of March 31, 2019, compared to 0.44% at December 31, 2018, and 0.44% at March 31, 2018. Non-performing assets, excluding PCI loans, totaled $139.4 million at March 31, 2019, compared to $138.3 million at December 31, 2018 and $126.4 million at March 31, 2018. Non-performing loans, excluding PCI loans, totaled $117.6 million, or 0.49% of total loans, at March 31, 2019 compared to $113.2 million, or 0.48% of total loans, at December 31, 2018 and $89.7 million, or 0.41% of total loans, at March 31, 2018. OREO of $21.5 million at March 31, 2019 decreased $3.3 million compared to $24.8 million at December 31, 2018 and decreased $15.1 million compared to $36.6 million at March 31, 2018.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses and OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell.

Nonperforming Loans Rollforward

The table below presents a summary of the changes in the balance of non-performing loans, excluding PCI loans, for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Balance at beginning of period	$113,234	$127,227	$90,162
Additions, net	24,030	18,553	6,608
Return to performing status	(14,077)	(6,155)	(3,753)
Payments received	(4,024)	(16,437)	(2,569)
Transfer to OREO and other repossessed assets	(82)	(970)	(1,981)
Charge-offs	(3,992)	(7,161)	(3,555)
Net change for niche loans (1)	2,497	(1,823)	4,778
Balance at end of period	$117,586	$113,234	$89,690

(1)	This includes activity for premium finance receivables and indirect consumer loans.

TDRs

The table below presents a summary of TDRs as of the respective date, presented by loan category and accrual status:

	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Accruing TDRs:
Commercial	$19,650	$8,545	$19,803
Commercial real estate	14,123	13,895	16,087
Residential real estate and other	14,532	10,841	3,672
Total accrual	$48,305	$33,281	$39,562
Non-accrual TDRs: (1)
Commercial	$34,390	$27,774	$1,741
Commercial real estate	1,517	1,552	1,304
Residential real estate and other	4,150	3,495	5,069
Total non-accrual	$40,057	$32,821	$8,114
Total TDRs:
Commercial	$54,040	$36,319	$21,544
Commercial real estate	15,640	15,447	17,391
Residential real estate and other	18,682	14,336	8,741
Total TDRs	$88,362	$66,102	$47,676

(1)	Included in total non-performing loans.

Other Real Estate Owned

The table below presents a summary of other real estate owned, as of March 31, 2019, December 31, 2018 and March 31, 2018, and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Balance at beginning of period	$24,820	$28,303	$40,646
Disposals/resolved	(2,758)	(3,848)	(3,679)
Transfers in at fair value, less costs to sell	32	997	1,789
Additions from acquisition	—	160	—
Fair value adjustments	(574)	(792)	(2,158)
Balance at end of period	$21,520	$24,820	$36,598

	Period End
	March 31,	December 31,	March 31,
Balance by Property Type	2019	2018	2018
Residential real estate	$3,037	$3,446	$6,407
Residential real estate development	1,139	1,426	2,229
Commercial real estate	17,344	19,948	27,962
Total	$21,520	$24,820	$36,598

Items Impacting Comparative Financial Results:

Acquisitions

On December 14, 2018, the Company acquired Elektra Holding Company, LLC ("Elektra"), the parent company of Chicago Deferred Exchange Company, LLC ("CDEC"). CDEC is a provider of Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.  CDEC has successfully facilitated more than 8,000 like-kind exchanges in the past decade for taxpayers nationwide.  These transactions typically generate customer deposits during the period following the sale of the property until such proceeds are used to purchase a replacement property.  The Company recorded goodwill of $37.6 million on the acquisition.

On December 7, 2018, the Company completed its acquisition of certain assets and the assumption of certain liabilities of American Enterprise Bank ("AEB"). Through this asset acquisition, the Company acquired approximately $164.0 million in assets, including approximately $119.3 million in loans, and approximately $150.8 million in deposits.

On August 1, 2018, the Company completed its acquisition of Chicago Shore Corporation ("CSC"). CSC was the parent company of Delaware Place Bank. Through this business combination, the Company acquired Delaware Place Bank's one banking location in Chicago, Illinois, approximately $282.8 million in assets, including approximately $152.7 million in loans, and approximately $213.1 million in deposits. The Company recorded goodwill of $26.5 million on the acquisition.

On January 4, 2018, the Company acquired certain assets and assumed certain liabilities of the mortgage banking business of Veterans First, in a business combination. The Company also acquired mortgage servicing rights assets from Veterans First on approximately 10,000 loans, totaling an estimated $1.6 billion in unpaid principal balance. Veterans First is a consumer direct lender with two offices, operating one in Salt Lake City and one in San Diego. The Company recorded goodwill of $9.1 million on the acquisition.

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, Wintrust Bank in Chicago, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin.

The banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Buffalo Grove, Cary, Clarendon Hills, Crete, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rogers Park, Rolling Meadows, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, Wisconsin, in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:

•
FIRST Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A., and Wintrust Life Finance, a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Asset Finance offers direct leasing opportunities.

•	CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2018 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	negative effects suffered by us or our customers resulting from changes in U.S. trade policies;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•
competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions;

•	harm to the Company’s reputation;

•	any negative perception of the Company’s financial strength;

•	ability of the Company to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•	failure or breaches of our security systems or infrastructure, or those of third parties;

•	security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•	adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;

•	changes in accounting standards, rules and interpretations such as the new CECL standard, and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	uncertainty about the future of LIBOR;

•	a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet as a result of the end of its program of quantitative easing or otherwise;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call at 2:00 p.m. (Central Time) on Tuesday, April 16, 2019 regarding first quarter 2019 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #5868367. A simultaneous audio-only webcast and replay of the conference call may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2019 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information
Selected Financial Highlights - 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Selected Financial Condition Data (at end of period):
Total assets	$32,358,621	$31,244,849	$30,142,731	$29,464,588	$28,456,772
Total loans (1)	24,214,629	23,820,691	23,123,951	22,610,560	22,062,134
Total deposits	26,804,742	26,094,678	24,916,715	24,365,479	23,279,327
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	3,371,972	3,267,570	3,179,822	3,106,871	3,031,250
Selected Statements of Income Data:
Net interest income	261,986	254,088	247,563	238,170	225,082
Net revenue (2)	343,643	329,396	347,493	333,403	310,761
Net income	89,146	79,657	91,948	89,580	81,981
Net income per common share – Basic	$1.54	$1.38	$1.59	$1.55	$1.42
Net income per common share – Diluted	$1.52	$1.35	$1.57	$1.53	$1.40
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.70%	3.61%	3.59%	3.61%	3.54%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	3.72%	3.63%	3.61%	3.63%	3.56%
Non-interest income to average assets	1.06%	0.99%	1.34%	1.34%	1.25%
Non-interest expense to average assets	2.79%	2.78%	2.87%	2.90%	2.83%
Net overhead ratio (4)	1.72%	1.79%	1.53%	1.57%	1.58%
Return on average assets	1.16%	1.05%	1.24%	1.26%	1.20%
Return on average common equity	11.09%	10.01%	11.86%	11.94%	11.29%
Return on average tangible common equity (non-GAAP) (3)	14.14%	12.48%	14.64%	14.72%	14.02%
Average total assets	$31,216,171	$30,179,887	$29,525,109	$28,567,579	$27,809,597
Average total shareholders’ equity	3,309,078	3,200,654	3,131,943	3,064,154	2,995,592
Average loans to average deposits ratio	92.7%	92.4%	92.2%	95.5%	95.2%
Period-end loans to deposits ratio	90.3	91.3	92.8	92.8	94.8
Common Share Data at end of period:
Market price per common share	$67.33	$66.49	$84.94	$87.05	$86.05
Book value per common share	$57.33	$55.71	$54.19	$52.94	$51.66
Tangible common book value per share (3)	$46.38	$44.67	$44.16	$43.50	$42.17
Common shares outstanding	56,638,968	56,407,558	56,377,169	56,329,276	56,256,498
Other Data at end of period:
Leverage Ratio(5)	9.1%	9.1%	9.3%	9.4%	9.3%
Tier 1 Capital to risk-weighted assets (5)	9.7%	9.7%	10.0%	10.0%	10.0%
Common equity Tier 1 capital to risk-weighted assets (5)	9.3%	9.3%	9.5%	9.6%	9.5%
Total capital to risk-weighted assets (5)	11.6%	11.6%	12.0%	12.1%	12.0%
Allowance for credit losses (6)	$159,622	$154,164	$151,001	$144,645	$140,746
Non-performing loans	117,586	113,234	127,227	83,282	89,690
Allowance for credit losses to total loans (6)	0.66%	0.65%	0.65%	0.64%	0.64%
Non-performing loans to total loans	0.49%	0.48%	0.55%	0.37%	0.41%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	170	167	166	162	157

(1)	Excludes mortgage loans held-for-sale.

(2)	Net revenue includes net interest income and non-interest income.

(3)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition - 5 Quarter Trends

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2019	2018	2018	2018	2018
Assets
Cash and due from banks	$270,765	$392,142	$279,936	$304,580	$231,407
Federal funds sold and securities purchased under resale agreements	58	58	57	62	57
Interest bearing deposits with banks	1,609,852	1,099,594	1,137,044	1,221,407	980,380
Available-for-sale securities, at fair value	2,185,782	2,126,081	2,164,985	1,940,787	1,895,688
Held-to-maturity securities, at amortized cost	1,051,542	1,067,439	966,438	890,834	892,937
Trading account securities	559	1,692	688	862	1,682
Equity securities with readily determinable fair value	47,653	34,717	36,414	37,839	37,832
Federal Home Loan Bank and Federal Reserve Bank stock	89,013	91,354	99,998	96,699	104,956
Brokerage customer receivables	14,219	12,609	15,649	16,649	24,531
Mortgage loans held-for-sale	248,557	264,070	338,111	455,712	411,505
Loans, net of unearned income	24,214,629	23,820,691	23,123,951	22,610,560	22,062,134
Allowance for loan losses	(158,212)	(152,770)	(149,756)	(143,402)	(139,503)
Net loans	24,056,417	23,667,921	22,974,195	22,467,158	21,922,631
Premises and equipment, net	676,037	671,169	664,469	639,345	626,687
Lease investments, net	224,240	233,208	199,241	194,160	190,775
Accrued interest receivable and other assets	888,492	696,707	700,568	666,673	601,794
Trade date securities receivable	375,211	263,523	—	450	—
Goodwill	573,658	573,141	537,560	509,957	511,497
Other intangible assets	46,566	49,424	27,378	21,414	22,413
Total assets	$32,358,621	$31,244,849	$30,142,731	$29,464,588	$28,456,772
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$6,353,456	$6,569,880	$6,399,213	$6,520,724	$6,612,319
Interest bearing	20,451,286	19,524,798	18,517,502	17,844,755	16,667,008
Total deposits	26,804,742	26,094,678	24,916,715	24,365,479	23,279,327
Federal Home Loan Bank advances	576,353	426,326	615,000	667,000	915,000
Other borrowings	372,194	393,855	373,571	255,701	247,092
Subordinated notes	139,235	139,210	139,172	139,148	139,111
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Accrued interest payable and other liabilities	840,559	669,644	664,885	676,823	591,426
Total liabilities	28,986,649	27,977,279	26,962,909	26,357,717	25,425,522
Shareholders’ Equity:
Preferred stock	125,000	125,000	125,000	125,000	125,000
Common stock	56,765	56,518	56,486	56,437	56,364
Surplus	1,565,185	1,557,984	1,553,353	1,547,511	1,540,673
Treasury stock	(6,650)	(5,634)	(5,547)	(5,355)	(5,355)
Retained earnings	1,682,016	1,610,574	1,543,680	1,464,494	1,387,663
Accumulated other comprehensive loss	(50,344)	(76,872)	(93,150)	(81,216)	(73,095)
Total shareholders’ equity	3,371,972	3,267,570	3,179,822	3,106,871	3,031,250
Total liabilities and shareholders’ equity	$32,358,621	$31,244,849	$30,142,731	$29,464,588	$28,456,772

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2019	2018	2018	2018	2018
Interest income
Interest and fees on loans	$296,987	$283,311	$271,134	$255,063	$234,994
Mortgage loans held-for-sale	2,209	3,409	5,285	4,226	2,818
Interest bearing deposits with banks	5,300	5,628	5,423	3,243	2,796
Federal funds sold and securities purchased under resale agreements	—	—	—	1	—
Investment securities	27,956	26,656	21,710	19,888	19,128
Trading account securities	8	14	11	4	14
Federal Home Loan Bank and Federal Reserve Bank stock	1,355	1,343	1,235	1,455	1,298
Brokerage customer receivables	155	235	164	167	157
Total interest income	333,970	320,596	304,962	284,047	261,205
Interest expense
Interest on deposits	60,976	55,975	48,736	35,293	26,549
Interest on Federal Home Loan Bank advances	2,450	2,563	1,947	4,263	3,639
Interest on other borrowings	3,633	3,199	2,003	1,698	1,699
Interest on subordinated notes	1,775	1,788	1,773	1,787	1,773
Interest on junior subordinated debentures	3,150	2,983	2,940	2,836	2,463
Total interest expense	71,984	66,508	57,399	45,877	36,123
Net interest income	261,986	254,088	247,563	238,170	225,082
Provision for credit losses	10,624	10,401	11,042	5,043	8,346
Net interest income after provision for credit losses	251,362	243,687	236,521	233,127	216,736
Non-interest income
Wealth management	23,977	22,726	22,634	22,617	22,986
Mortgage banking	18,158	24,182	42,014	39,834	30,960
Service charges on deposit accounts	8,848	9,065	9,331	9,151	8,857
Gains (losses) on investment securities, net	1,364	(2,649)	90	12	(351)
Fees from covered call options	1,784	626	627	669	1,597
Trading (losses) gains, net	(171)	(155)	(61)	124	103
Operating lease income, net	10,796	10,882	9,132	8,746	9,691
Other	16,901	10,631	16,163	14,080	11,836
Total non-interest income	81,657	75,308	99,930	95,233	85,679
Non-interest expense
Salaries and employee benefits	125,723	122,111	123,855	121,675	112,436
Equipment	11,770	11,523	10,827	10,527	10,072
Operating lease equipment depreciation	8,319	8,462	7,370	6,940	6,533
Occupancy, net	16,245	15,980	14,404	13,663	13,767
Data processing	7,525	8,447	9,335	8,752	8,493
Advertising and marketing	9,858	9,414	11,120	11,782	8,824
Professional fees	5,556	9,259	9,914	6,484	6,649
Amortization of other intangible assets	2,942	1,407	1,163	997	1,004
FDIC insurance	3,576	4,044	4,205	4,598	4,362
OREO expense, net	632	1,618	596	980	2,926
Other	22,228	19,068	20,848	20,371	19,283
Total non-interest expense	214,374	211,333	213,637	206,769	194,349
Income before taxes	118,645	107,662	122,814	121,591	108,066
Income tax expense	29,499	28,005	30,866	32,011	26,085
Net income	$89,146	$79,657	$91,948	$89,580	$81,981
Preferred stock dividends	2,050	2,050	2,050	2,050	2,050
Net income applicable to common shares	$87,096	$77,607	$89,898	$87,530	$79,931
Net income per common share - Basic	$1.54	$1.38	$1.59	$1.55	$1.42
Net income per common share - Diluted	$1.52	$1.35	$1.57	$1.53	$1.40
Cash dividends declared per common share	$0.25	$0.19	$0.19	$0.19	$0.19
Weighted average common shares outstanding	56,529	56,395	56,366	56,299	56,137
Dilutive potential common shares	699	892	918	928	888
Average common shares and dilutive common shares	57,228	57,287	57,284	57,227	57,025

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Balance:
Commercial	$7,994,191	$7,828,538	$7,473,958	$7,289,060	$7,060,871
Commercial real estate	6,973,505	6,933,252	6,746,774	6,575,084	6,633,520
Home equity	528,448	552,343	578,844	593,500	626,547
Residential real estate	1,053,524	1,002,464	924,250	895,470	869,104
Premium finance receivables - commercial	2,988,788	2,841,659	2,885,327	2,833,452	2,576,150
Premium finance receivables - life insurance	4,555,369	4,541,794	4,398,971	4,302,288	4,189,961
Consumer and other	120,804	120,641	115,827	121,706	105,981
Total loans, net of unearned income	$24,214,629	$23,820,691	$23,123,951	$22,610,560	$22,062,134
Mix:
Commercial	33%	33%	32%	32%	32%
Commercial real estate	29	29	29	29	30
Home equity	2	2	3	3	3
Residential real estate	4	4	4	4	4
Premium finance receivables - commercial	12	12	12	12	12
Premium finance receivables - life insurance	19	19	19	19	19
Consumer and other	1	1	1	1	—
Total loans, net of unearned income	100%	100%	100%	100%	100%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Balance:
Non-interest bearing	$6,353,456	$6,569,880	$6,399,213	$6,520,724	$6,612,319
NOW and interest bearing demand deposits	2,948,576	2,897,133	2,512,259	2,452,474	2,315,122
Wealth management deposits (1)	3,328,781	2,996,764	2,520,120	2,523,572	2,495,134
Money market	6,093,596	5,704,866	5,429,921	5,205,678	4,617,122
Savings	2,729,626	2,665,194	2,595,164	2,763,062	2,901,504
Time certificates of deposit	5,350,707	5,260,841	5,460,038	4,899,969	4,338,126
Total deposits	$26,804,742	$26,094,678	$24,916,715	$24,365,479	$23,279,327
Mix:
Non-interest bearing	24%	25%	26%	27%	28%
NOW and interest bearing demand deposits	11	11	10	10	10
Wealth management deposits (1)	12	12	10	11	11
Money market	23	22	22	21	20
Savings	10	10	10	11	12
Time certificates of deposit	20	20	22	20	19
Total deposits	100%	100%	100%	100%	100%

(1)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, CDEC, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Net interest income (non-GAAP)	$263,587	$255,658	$249,082	$239,549	$226,286
Call option income	1,784	626	627	669	1,597
Net interest income (non-GAAP), including call option income	$265,371	$256,284	$249,709	$240,218	$227,883
Yield on earning assets	4.74%	4.58%	4.45%	4.32%	4.13%
Rate on interest-bearing liabilities	1.40	1.33	1.17	1.00	0.83
Rate spread	3.34%	3.25%	3.28%	3.32%	3.30%
Less: Fully tax-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds contribution	0.38	0.38	0.33	0.31	0.26
Net interest margin (GAAP)	3.70%	3.61%	3.59%	3.61%	3.54%
Fully tax-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin (non-GAAP)	3.72%	3.63%	3.61%	3.63%	3.56%
Call option income	0.03	0.01	0.01	0.01	0.03
Net interest margin (non-GAAP), including call option income	3.75%	3.64%	3.62%	3.64%	3.59%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) - YTD Trends

	Three Months Ended	Years Ended December 31,
	March 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Net interest income (non-GAAP)	$263,587	$970,575	$839,563	$728,145	$646,238
Call option income	1,784	3,519	4,402	11,470	15,364
Net interest income (non-GAAP), including call option income	$265,371	$974,094	$843,965	$739,615	$661,602
Yield on earning assets	4.74%	4.38%	3.91%	3.67%	3.76%
Rate on interest-bearing liabilities	1.40	1.09	0.67	0.57	0.54
Rate spread	3.34%	3.29%	3.24%	3.10%	3.22%
Less: Fully tax-equivalent adjustment	(0.02)	(0.02)	(0.03)	(0.02)	(0.02)
Net free funds contribution	0.38	0.32	0.20	0.16	0.14
Net interest margin (GAAP)	3.70%	3.59%	3.41%	3.24%	3.34%
Fully tax-equivalent adjustment	0.02	0.02	0.03	0.02	0.02
Net interest margin (non-GAAP)	3.72%	3.61%	3.44%	3.26%	3.36%
Call option income	0.03	0.01	0.02	0.05	0.08
Net interest margin (non-GAAP), including call option income	3.75%	3.62%	3.46%	3.31%	3.44%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2019	2018	2018	2018	2018
Interest-bearing deposits with banks and cash equivalents	$897,629	$1,042,860	$998,004	$759,425	$749,973
Investment securities	3,630,577	3,347,496	3,046,272	2,890,828	2,892,617
FHLB and FRB stock	94,882	98,084	88,335	115,119	105,414
Liquidity management assets	$4,623,088	$4,488,440	$4,132,611	$3,765,372	$3,748,004
Other earning assets	13,591	16,204	17,862	21,244	27,571
Mortgage loans held-for-sale	188,190	265,717	380,235	403,967	281,181
Loans, net of unearned income	23,880,916	23,164,154	22,823,378	22,283,541	21,711,342
Total earning assets	$28,705,785	$27,934,515	$27,354,086	$26,474,124	$25,768,098
Allowance for loan losses	(157,782)	(154,438)	(148,503)	(147,192)	(143,108)
Cash and due from banks	283,019	271,403	268,006	270,240	254,489
Other assets	2,385,149	2,128,407	2,051,520	1,970,407	1,930,118
Total assets	$31,216,171	$30,179,887	$29,525,109	$28,567,579	$27,809,597
NOW and interest bearing demand deposits	$2,803,338	$2,671,283	$2,519,445	$2,295,268	$2,255,692
Wealth management deposits	2,614,035	2,289,904	2,517,141	2,365,191	2,250,139
Money market accounts	5,915,525	5,632,268	5,369,324	4,883,645	4,520,620
Savings accounts	2,715,422	2,553,133	2,672,077	2,702,665	2,813,772
Time deposits	5,267,796	5,381,029	5,214,637	4,557,187	4,322,111
Interest-bearing deposits	$19,316,116	$18,527,617	$18,292,624	$16,803,956	$16,162,334
Federal Home Loan Bank advances	594,335	551,846	429,739	1,006,407	872,811
Other borrowings	465,571	385,878	268,278	240,066	263,125
Subordinated notes	139,217	139,186	139,155	139,125	139,094
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	$20,768,805	$19,858,093	$19,383,362	$18,443,120	$17,690,930
Non-interest bearing deposits	6,444,378	6,542,228	6,461,195	6,539,731	6,639,845
Other liabilities	693,910	578,912	548,609	520,574	483,230
Equity	3,309,078	3,200,654	3,131,943	3,064,154	2,995,592
Total liabilities and shareholders’ equity	$31,216,171	$30,179,887	$29,525,109	$28,567,579	$27,809,597

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	2.39%	2.14%	2.16%	1.71%	1.51%
Investment securities	3.19	3.23	2.90	2.84	2.76
FHLB and FRB stock	5.79	5.43	5.54	5.07	4.99
Liquidity management assets	3.09%	3.02%	2.78%	2.68%	2.57%
Other earning assets	4.91	6.19	3.95	3.24	2.56
Mortgage loans held-for-sale	4.76	5.09	5.51	4.20	4.06
Loans, net of unearned income	5.06	4.87	4.73	4.61	4.40
Total earning assets	4.74%	4.58%	4.45%	4.32%	4.13%
Rate paid on:
NOW and interest bearing demand deposits	0.67%	0.60%	0.39%	0.33%	0.25%
Wealth management deposits	1.09	1.23	1.31	1.19	0.98
Money market accounts	1.33	1.19	0.98	0.67	0.42
Savings accounts	0.63	0.48	0.43	0.40	0.39
Time deposits	1.98	1.83	1.66	1.37	1.16
Interest-bearing deposits	1.29%	1.20%	1.06%	0.84%	0.67%
Federal Home Loan Bank advances	1.67	1.84	1.80	1.70	1.69
Other borrowings	3.16	3.29	2.96	2.84	2.62
Subordinated notes	5.10	5.14	5.10	5.14	5.10
Junior subordinated debentures	4.97	4.60	4.54	4.42	3.89
Total interest-bearing liabilities	1.40%	1.33%	1.17%	1.00%	0.83%
Interest rate spread	3.34%	3.25%	3.28%	3.32%	3.30%
Less: Fully tax-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution	0.38	0.38	0.33	0.31	0.26
Net interest margin (GAAP)	3.70%	3.61%	3.59%	3.61%	3.54%
Fully tax-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin (non-GAAP)	3.72%	3.63%	3.61%	3.63%	3.56%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2019	2018	2018	2018	2018
Brokerage	$4,516	$4,997	$5,579	$5,784	$6,031
Trust and asset management	19,461	17,729	17,055	16,833	16,955
Total wealth management	23,977	22,726	22,634	22,617	22,986
Mortgage banking	18,158	24,182	42,014	39,834	30,960
Service charges on deposit accounts	8,848	9,065	9,331	9,151	8,857
Gains (losses) on investment securities, net	1,364	(2,649)	90	12	(351)
Fees from covered call options	1,784	626	627	669	1,597
Trading (losses) gains, net	(171)	(155)	(61)	124	103
Operating lease income, net	10,796	10,882	9,132	8,746	9,691
Other:
Interest rate swap fees	2,831	2,602	2,359	3,829	2,237
BOLI	1,591	(466)	3,190	1,544	714
Administrative services	1,030	1,260	1,099	1,205	1,061
Foreign currency remeasurement gain (loss)	464	(1,149)	348	(544)	(328)
Early pay-offs of capital leases	5	3	11	554	33
Miscellaneous	10,980	8,381	9,156	7,492	8,119
Total other income	16,901	10,631	16,163	14,080	11,836
Total Non-Interest Income	$81,657	$75,308	$99,930	$95,233	$85,679
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2019	2018	2018	2018	2018
Salaries and employee benefits:
Salaries	$74,037	$67,708	$69,893	$66,976	$61,986
Commissions and incentive compensation	31,599	33,656	34,046	35,907	31,949
Benefits	20,087	20,747	19,916	18,792	18,501
Total salaries and employee benefits	125,723	122,111	123,855	121,675	112,436
Equipment	11,770	11,523	10,827	10,527	10,072
Operating lease equipment depreciation	8,319	8,462	7,370	6,940	6,533
Occupancy, net	16,245	15,980	14,404	13,663	13,767
Data processing	7,525	8,447	9,335	8,752	8,493
Advertising and marketing	9,858	9,414	11,120	11,782	8,824
Professional fees	5,556	9,259	9,914	6,484	6,649
Amortization of other intangible assets	2,942	1,407	1,163	997	1,004
FDIC insurance	3,576	4,044	4,205	4,598	4,362
OREO expense, net	632	1,618	596	980	2,926
Other:
Commissions - 3rd party brokers	718	779	1,059	1,174	1,252
Postage	2,450	2,047	2,205	2,567	1,866
Miscellaneous	19,060	16,242	17,584	16,630	16,165
Total other expense	22,228	19,068	20,848	20,371	19,283
Total Non-Interest Expense	$214,374	$211,333	$213,637	$206,769	$194,349

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Allowance for loan losses at beginning of period	$152,770	$149,756	$143,402	$139,503	$137,905
Provision for credit losses	10,624	10,401	11,042	5,043	8,346
Other adjustments	(27)	(79)	(18)	(44)	(40)
Reclassification (to) from allowance for unfunded lending-related commitments	(16)	(150)	(2)	—	26
Charge-offs:
Commercial	503	6,416	3,219	2,210	2,687
Commercial real estate	3,734	219	208	155	813
Home equity	88	715	561	612	357
Residential real estate	3	267	337	180	571
Premium finance receivables - commercial	2,210	1,741	2,512	3,254	4,721
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	102	148	144	459	129
Total charge-offs	6,640	9,506	6,981	6,870	9,278
Recoveries:
Commercial	318	225	304	666	262
Commercial real estate	480	1,364	193	2,387	1,687
Home equity	62	105	142	171	123
Residential real estate	29	47	466	1,522	40
Premium finance receivables - commercial	556	567	1,142	975	385
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	56	40	66	49	47
Total recoveries	1,501	2,348	2,313	5,770	2,544
Net charge-offs	(5,139)	(7,158)	(4,668)	(1,100)	(6,734)
Allowance for loan losses at period end	$158,212	$152,770	$149,756	$143,402	$139,503
Allowance for unfunded lending-related commitments at period end	1,410	1,394	1,245	1,243	1,243
Allowance for credit losses at period end	$159,622	$154,164	$151,001	$144,645	$140,746
Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.01%	0.33%	0.16%	0.09%	0.14%
Commercial real estate	0.19	(0.07)	0.00	(0.14)	(0.05)
Home equity	0.02	0.43	0.28	0.29	0.15
Residential real estate	(0.01)	0.10	(0.06)	(0.64)	0.26
Premium finance receivables - commercial	0.23	0.16	0.19	0.34	0.68
Premium finance receivables - life insurance	0.00	0.00	0.00	0.00	0.00
Consumer and other	0.16	0.30	0.23	1.21	0.26
Total loans, net of unearned income	0.09%	0.12%	0.08%	0.02%	0.13%
Net charge-offs as a percentage of the provision for credit losses	48.37%	68.82%	42.27%	21.81%	80.69%
Loans at period-end	$24,214,629	$23,820,691	$23,123,951	$22,610,560	$22,062,134
Allowance for loan losses as a percentage of loans at period end	0.65%	0.64%	0.65%	0.63%	0.63%
Allowance for credit losses as a percentage of loans at period end	0.66%	0.65%	0.65%	0.64%	0.64%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Loans past due greater than 90 days and still accruing(1):
Commercial	$—	$—	$5,122	$—	$—
Commercial real estate	—	—	—	—	—
Home equity	—	—	—	—	—
Residential real estate	30	—	—	—	—
Premium finance receivables - commercial	6,558	7,799	7,028	5,159	8,547
Premium finance receivables - life insurance	168	—	—	—	—
Consumer and other	218	109	233	224	207
Total loans past due greater than 90 days and still accruing	6,974	7,908	12,383	5,383	8,754
Non-accrual loans(2):
Commercial	55,792	50,984	58,587	18,388	14,007
Commercial real estate	15,933	19,129	17,515	19,195	21,825
Home equity	7,885	7,147	8,523	9,096	9,828
Residential real estate	15,879	16,383	16,062	15,825	17,214
Premium finance receivables - commercial	14,797	11,335	13,802	14,832	17,342
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	326	348	355	563	720
Total non-accrual loans	110,612	105,326	114,844	77,899	80,936
Total non-performing loans:
Commercial	55,792	50,984	63,709	18,388	14,007
Commercial real estate	15,933	19,129	17,515	19,195	21,825
Home equity	7,885	7,147	8,523	9,096	9,828
Residential real estate	15,909	16,383	16,062	15,825	17,214
Premium finance receivables - commercial	21,355	19,134	20,830	19,991	25,889
Premium finance receivables - life insurance	168	—	—	—	—
Consumer and other	544	457	588	787	927
Total non-performing loans	$117,586	$113,234	$127,227	$83,282	$89,690
Other real estate owned	9,154	11,968	14,924	18,925	18,481
Other real estate owned - from acquisitions	12,366	12,852	13,379	16,406	18,117
Other repossessed assets	270	280	294	305	113
Total non-performing assets	$139,376	$138,334	$155,824	$118,918	$126,401
TDRs performing under the contractual terms of the loan agreement	$48,305	$33,281	$31,487	$57,249	$39,562
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.70%	0.65%	0.85%	0.25%	0.20%
Commercial real estate	0.23	0.28	0.26	0.29	0.33
Home equity	1.49	1.29	1.47	1.53	1.57
Residential real estate	1.51	1.63	1.74	1.77	1.98
Premium finance receivables - commercial	0.71	0.67	0.72	0.71	1.00
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	0.45	0.38	0.51	0.65	0.87
Total loans, net of unearned income	0.49%	0.48%	0.55%	0.37%	0.41%
Total non-performing assets as a percentage of total assets	0.43%	0.44%	0.52%	0.40%	0.44%
Allowance for loan losses as a percentage of total non-performing loans	134.55%	134.92%	117.71%	172.19%	155.54%

(1)
Loans past due greater than 90 days and still accruing interest included TDRs totaling $5.1 million as of September 30, 2018. As of March 31, 2019, December 31, 2018, June 30, 2018 and March 31, 2018, no TDRs were past due greater than 90 days and still accruing interest.

(2)
Non-accrual loans included TDRs totaling $40.1 million, $32.8 million, $34.7 million, $8.1 million and $8.1 million as of March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.